Exhibit 10.31

Fifth Amendment

July 1, 2019

FIFTH AMENDMENT TO

MINING AND MINERAL LEASE AGREEMENT

This FIFTH AMENDMENT TO MINING & MINERAL LEASE AGREEMENT (“Fifth Amendment”), dated and made effective as of July 1, 2019, is made and entered into by and between ASPHALT RIDGE, INC., a Utah corporation having offices at 6083 Carriage House Way, Reno, NV 89519 (“Lessor”), and TMC CAPITAL, LLC, a Utah limited liability company having offices at: c/o Petroteq Energy CA, Inc., 15165 Ventura Boulevard, Suite 200, Sherman Oaks, CA 91403 (“Lessee”) (the parties are sometimes referred to herein individually as a “Party” or collectively as the “Parties”).

R E C I T A L S

A. Lessor and Lessee are Parties to that certain that certain “Mining and Mineral Lease Agreement” dated as of July 1, 2013, as amended by the First Amendment to Mining & Mineral Lease Agreement dated as of October 15, 2015; the Reinstatement of and Second Amendment to Mining & Mineral Lease Agreement dated March 1, 2016; the Third Amendment to Mining & Mineral Lease Agreement dated February 21, 2018; and the Fourth Amendment to Mining and Mineral Lease Agreement dated November 21, 2018 (collectively, the “Lease”), whereby Lessor granted to Lessee an exclusive right to explore for, mine, produce, extract and sell or otherwise dispose of Tar Sands and any Minerals which are associated with or contained in any Tar Sands (as defined in the Lease), subject to a depth limitation of above 3,000 feet above Mean Sea Level (MSL), located in and under the Properties in Uintah County, Utah more particularly described in Exhibit A of the Lease and to use in connection therewith the Water Rights described in Exhibit B of the Lease attached hereto;

B. Lessor and Lessee desire to amend the Lease effective as of July 1, 2019 in order to modify and revise certain provisions of the Lease upon the terms and conditions set forth in this Fifth Amendment.

NOW, THEREFORE, in consideration of the covenants, promises and obligations contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. AMENDMENTS TO LEASE. The Lease shall be and is hereby further amended in accordance with and as set forth below.

(a) Amendment of Paragraph 11 of the Lease. Paragraph 11 of the Lease is hereby amended in its entirety and replaced with the following:

11)  Termination.

a) Lack of Financial Commitment. Lessee intends to construct a minimum of two similar processing facilities to the 1,000 barrel per day facility currently under construction. This Lease shall automatically terminate without notice, if a true and accurate copy of a written letter obtained or secured by Lessee from a financially capable institution or individual providing a binding commitment, satisfactory to Lessor, in Lessor’s sole discretion, to fund the full cost of the second 1,000 barrel/day processing facility to be constructed for the benefit of the Properties (the “Financial Commitment”) is not received by Lessor on or before December 31, 2019 for the 2nd processing facility and a similar Financial Commitment for the 3rd processing facility on or before December 31, 2021. The period of time between March 1, 2018 and the earlier of (i) March 1, 2019 or (ii) the date on which a true and accurate copy of the Financial Commitment is received by Lessor shall be referred to herein as the “Extension Period.”

Fifth Amendment

July 1, 2019

For the avoidance of doubt, the requirement hereinabove that Lessee obtain Financial Commitments for a second 1,000 barrel/day processing facility and a third 1,000 barrel//day processing facility may be satisfied, as may be determined by Lessee, by one or more Financial Commitments for (1) any expansion (or series of expansions) to any existing or future processing facility, or (2) the construction of one or more new or additional processing facilities, in each (or either) case that will achieve (or exceed) the increases in processing capacity required under this Lease.

b) Cessation of Operations or Inadequate Production. If the technology, techniques or process deployed by Lessee in the development of the Lease prove to be uneconomic and operations cease due to increased operating costs or decreased marketability, this Lease shall automatically terminate without notice if operations are not resumed at 80% of capacity within three (3) months of any such cessation.

If the proposed 3,000 barrel/day processing facility to be constructed for the benefit of the Properties fails to produce an average at a minimum of 80% of its rated capacity for at least 180 calendar days during the Lease Year commencing July 1, 2023, or any successive Lease Year, this Lease shall terminate within thirty (30) days after Lessor delivers to Lessee a written notice of termination. The 3,000 barrel/day rated capacity is determined solely by the quantity of ore processed from the Property to produce 3,000 barrels/day prior to being diluted by condensate or any other dilutant.

c) Surrender by Lessee. Lessee may at any time after the Effective Date surrender this Lease provided thirty (30) days advance written notice of termination is given to Lessor, after which all rights and obligations of Lessee hereunder shall cease, save and excepting all accrued obligations and any reclamation and similar obligations that were occasioned by Lessee’s operations and Lessee’s environmental obligations, which shall survive any termination.  Lessee shall leave the Properties in a clean, good and safe condition and in accordance with all applicable laws and regulations.  Upon termination of this Lease, Lessee shall comply with all DOGM and/or BLM reclamation requirements and shall have a continuing right to enter upon the Properties to complete required reclamation and to remove from the Properties all equipment, machinery, facilities and other items belonging to Lessee in accordance with DOGM’s standards, in accordance with all relevant operating permits and reclamation plans, and to DOGM’s satisfaction. Lessee’s reclamation obligations hereunder shall be deemed complete upon final release by DOGM and/or the BLM of Lessee’s surety bond or other financial guarantee.

d) Breach of Lease by Lessee. In the event of Lessee’s failure to comply with any material provision of this Lease, Lessor shall provide Lessee with written notice setting forth the nature of such non-compliance after receipt of which, if the non-compliance relates to the payment of money, Lessee shall within thirty (30) days of receipt of notice cure such non-compliance.  If the non-compliance relates other than to the payment of money, Lessee shall within thirty (30) days of receipt of notice pursue diligently all appropriate actions to cure the non-compliance within one hundred fifty (150) days of receipt of notice.  If the non-compliance is not timely cured, Lessor may thereupon terminate this Lease by giving Lessee written notice to that effect.  However, should there be a dispute as to whether or not non-compliance has occurred or remained, then the provisions of paragraph 12 below shall apply.

In the event of any breach of this Lease by Lessee and the failure to cure after notice as provided above, Lessor, in addition to the other rights or remedies it may have, shall have the immediate right of reentry and may remove all persons and property from the premises; such property may be removed and stored in a public warehouse or elsewhere at the cost of, and for the account of Lessee.  Should Lessor elect to reenter, as herein provided, or should it take possession pursuant to legal proceedings or pursuant to any notice provided for by law, Lessor may terminate this Lease.  Should Lessor at any time terminate this Lease for any breach, in addition to any other remedy it may have, Lessor may recover from Lessee all damages incurred by reason of such breach, including the cost of recovering the premises.  If Lessee doesn’t remove personal property, after six (6) months it will become Lessor’s property.

Fifth Amendment

July 1, 2019

(b) Amendment of Paragraph 2 of the Lease. Paragraph 2 of the Lease is hereby amended in its entirety and replaced with the following:

a) Term. This Lease is granted for a primary term of six (6) years plus the Extension Period provided in Paragraph 11 (the “Primary Term”) commencing July 1, 2013 (the “Effective Date”). If at any time during the Primary Term, Lessee fails to achieve (or exceed) the requirements of Continuous Operations (as defined below), this Lease shall terminate unless mutually agreed in writing by both Parties. If within the Primary Term, Lessee meets or exceeds the applicable requirements of Continuous Operations, then this Lease shall continue after the Primary Term for so long as such requirements continue to be met or maintained. If, at any time following the Primary Term, the operations conducted by Lessee cease for longer than 180 days during any Lease Year or 600 days in any three consecutive Lease Years, Lessor shall be entitled, upon complying with the provisions contained in Paragraphs 11 (Termination) and 13 (Notices), respectively, to terminate this Lease.

b) Definition of “Continuous Operations”. For purposes of this Lease, the term “Continuous Operations” means:

(i)	the construction or operation of one or more facilities having the capacity to produce, from bituminous ores, sands and compounds mined or extracted from the Properties, an average daily quantity (“ADQ”) of bitumen, synthetic crude oil and/or bitumen products (excluding blending agents and dilutant) that, in the aggregate, equals or exceeds the following:

By 12-31-2019, at 80% of the ADQ of 1,000 bbls/day;

By 12-31-2020, at 80% of the ADQ of 2,000 bbls/day; and

By 12-31-2022, and thereafter during the remainder of this Lease, at 80% of the ADQ of 3,000 bbls/day or greater; and

(ii)	from and after 07-01-2020, the continuation of operations for a minimum period of 180 days during each Lease Year or 600 days in any period of three consecutive Lease Years at (or in excess of) the applicable ADQ specified hereinabove.

(iii)	The requirement that Lessee construct or operate facilities having specified (or minimum) processing capacities as provided herein may be satisfied by (A) any expansion (or series of expansions) to any existing or future processing facility located on or near the Properties, or (B) the construction of any new or additional processing facility, in each (or either) case that satisfies (or exceeds) the applicable processing capacity requirement. If permitting allows for further increases in the capacity of the processing facilities constructed for the benefit of the leasehold in Exhibit A beyond an ADQ of 3,000 bbls/day, the site(s) of any additional processing facilities shall be given priority for any additional capital expenditure by TMC Capital for expanding the rate of production from the Properties.

Fifth Amendment

July 1, 2019

c) Offsite Operations. Operations conducted by Lessee off the Properties shall be included in determining whether the applicable requirements of Continuous Operations have been met if they are conducted in connection with an integrated mining operation involving the Properties and other properties in which Lessee holds an interest, provided that, during any period of three (3) Lease Years, at least fifty percent (50%) percent of the ores, tar sands, or feed stock of whatever nature mined or otherwise extracted from or in the integrated mining operation comes from the Properties.

d) Smaller Operations. In the event that the operation of any facility or facility constructed or deployed by Lessee to produce bitumen, synthetic crude oil and/or bitumen products from the Properties fails to achieve (or exceed) the requirements for Continuous Operations in or for any Lease Year (or any period of three consecutive Lease Years), Lessor shall be entitled, upon complying with the provisions contained in Paragraphs 11 (Termination) and 13 (Notices), respectively, to terminate this Lease.”

d. Amendment solely to Paragraph 13 of the Lease. Paragraph 13 regarding

Notices is hereby amended by revising the addresses of Lessor and Lessee as follows:

Lessor:	Sam S. Arentz III, President
Asphalt Ridge, Inc.
6083 Carriage House Way
Reno, NV 89519

Lessee:	Aleksandr Blyumkin, Manager
TMC Capital, LLC
c/o Petroteq Energy CA, Inc.
15165 Ventura Boulevard, Suite 200
Sherman Oaks, CA 91403

2. EFFECT OF FIFTH AMENDMENT. Except as amended by this Fifth Amendment, the terms of the Lease shall continue in full force and effect in accordance with the terms thereof.

IN WITNESS WHEREOF, the Parties have executed this Fifth Amendment as of the date(s) set forth in the acknowledgments below.

TMC CAPITAL, LLC		ASPHALT RIDGE, INC.

By:	/s/ Aleksandr Blyumkin	By:	/s/ Sam Arentz
Name: Aleksandr Blyumkin		Name: Sam Arentz, III
Title: Manager		Title: President

Fifth Amendment

July 1, 2019

ACKNOWLEDGEMENTS

STATE OF Utah	)
	)	ss
COUNTY OF Uintah	)

The foregoing instrument was acknowledged before me on the ____ day of __________, 2019, by Sam S. Arentz, III, the President of Asphalt Ridge, Inc., a Utah corporation.

Notary Public

ACKNOWLEDGEMENTS

STATE OF Utah	)
	)	ss
COUNTY OF Uintah	)

The foregoing instrument was acknowledged before me on the ____ day of __________, 2019, by Aleksandr Blyumkin, the Manager of TMC Capital LLC, a Utah limited liability company.

Notary Public